Exhibit 10.20

THE INFORMATION ACQUISITION AGREEMENT

THIS INFORMATION ACQUISITION AGREEMENT (this “Agreement”) is entered into this 6th day of July, 2004 (the “Effective Date”), by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“Marriott”) and DIAMONDROCK HOSPITALITY COMPANY, a Maryland corporation (the “Owner”).

RECITALS:

A. Marriott and certain of its affiliates manage or franchise hotels as part of the chains known as “Marriott Hotels & Resorts,” “The Ritz-Carlton,” “Renaissance Hotels and Resorts, “Courtyard by Marriott,” and “Residence Inn by Marriott.”

B. The Owner desires to acquire hotels to be operated by Marriott or one of its affiliates. Marriott desires to have additional hotels managed by Marriott or its affiliates. In consideration of the foregoing, the Owner and Marriott currently desire to have a strategic relationship between them which will further the goals and objectives of both parties.

C. Marriott and the Owner mutually believe that the strategic relationship between them will further the goals and interests of each of them. Marriott and the Owner further mutually believe that it is in the best interests of each of them that the terms of the strategic relationship between them remain flexible, non-binding and subject to change or cancellation by either party, except as otherwise set forth in this Agreement.

In consideration of the foregoing, and in order to promote their mutual and joint interests, the Owner and Marriott hereby agree as follows:

1. Agreement. Marriott covenants and agrees that for the period beginning on July 1, 2004 and ending on June 30, 2006 (the “Term”), Marriott will not enter into any Marriott Restricted Agreement. Notwithstanding the foregoing, Marriott retains the right to enter into written agreements affecting opportunities in any geographic area comprised of less than 10% of the United States by population. The Owner covenants and agrees that during the Term, the Owner will not enter into any Owner Restricted Agreement. Notwithstanding the foregoing, the Owner retains the right to enter into written agreements affecting opportunities in geographic areas comprised of less than 10% of the United States by population. For the avoidance of doubt, the foregoing is not intended to modify or affect (i) any duty of Marriott to an owner or franchisee under any existing management or franchise agreements or other currently existing arrangement or (ii) either party’s right to enter into any agreement with any third party to acquire, develop, buy or sell, or manage hotels in any given location provided that such agreement is not a Marriott Restricted Agreement or an Owner Restricted Agreement.

(a) a “Marriott Restricted Agreement” means a written agreement or series of written agreements that require Marriott to grant any third party the right to receive information from Marriott concerning opportunities to purchase full service, urban select service or urban extended stay hotel in the United States, or in any region thereof, prior to such opportunities being presented to Owner;

(b) an “Owner Restricted Agreement” means a written agreement or series of written agreements that require Owner to grant any third party the right to receive information from Owner concerning potential opportunities to provide hotel management services for full service, urban select service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunity being presented to Marriott; and

(c) “Urban select service” or “urban extended stay” hotels shall mean those select service and extended stay hotels located in central business districts in cities with a population of not less than five hundred thousand (500,000) persons as determined by the most currently available U.S. census tract maps.

2. Representations and Warranties of the Owner. The Owner represents and warrants to Marriott as follows as of the Effective Date:

(a) The Owner has been duly incorporated, is validly existing and is in good standing in the State of Maryland and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. The Owner has all the requisite power and authority to enter into and comply with its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the power of the Owner and have been duly authorized by all necessary action of the Owner. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the Owner, the valid and binding obligations of the Owner, enforceable against the Owner in accordance with their respective terms.

(c) The execution, delivery and performance of this Agreement by the Owner does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which the Owner is a party or by which the Owner is bound.

(d) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Owner, threatened against or affecting the Owner, which, if adversely determined, would have an adverse effect on the Owner’s ability to comply with the terms or provisions of this Agreement.

3. Representations and Warranties of Marriott. Marriott represents and warrants to the Owner as follows as of the Effective Date:

(a) Marriott has been duly incorporated, is validly existing and is in good standing in the State of Delaware and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. Marriott has all the requisite power and authority to enter into and comply with its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the power of Marriott and have been duly authorized by all necessary action of Marriott. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Marriott, the valid and binding obligations of Marriott, enforceable against Marriott in accordance with their respective terms.

(c) The execution, delivery and performance of this Agreement by Marriott does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which Marriott is a party or by which Marriott is bound.

(d) There is no suit, action, investigation or proceeding pending or, to the knowledge of Marriott, threatened against or affecting Marriott, which, if adversely determined, would have an adverse effect on Marriott’s ability to comply with the terms or provisions of this Agreement.

4. Default. If either party breaches this agreement, the non-breaching party’s sole remedies are to seek injunctive relief or specific performance or to terminate this agreement.

5. Relationship. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Marriott an agent, partner, sponsor, or joint venturer with the Owner or as creating any similar relationship. Marriott and the Owner agree that notwithstanding any informal relationship, current intentions regarding business opportunities, or subsequent course of dealings, no legal relationship or obligation shall arise between Marriott and the Owner, other than the respective obligations described in Paragraph 1, unless specified in an explicit written agreement between the two parties. Both the Owner and Marriott covenant and agree that they will not make any contrary assertion, contention, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Marriott and the Owner.

6. No Representation. In entering into this Agreement, Marriott and the Owner acknowledge that neither Marriott nor the Owner has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter with respect to the subject matter of this Agreement and that Marriott and the Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Marriott or the Owner or as to the future financial success of any hotel.

7. Miscellaneous Provisions.

7.1 Further Assurances. The Owner and Marriott shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Owner, its permitted successors and assigns, and shall be binding upon and inure to the benefit of Marriott, its successors and assigns. Neither party may assign any rights under this Agreement to any person except to a wholly- owned subsidiary which will be bound by each and every term and condition of this Agreement, and no such assignment shall relieve either party of any duty or obligation hereunder.

7.3 Governing Law. This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the internal laws of the State of Maryland.

7.4 Jurisdiction. Each party hereby expressly and irrevocably submits itself to the non-exclusive jurisdiction of the federal or the state courts of the State of Maryland.

7.5 Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument executed by the Owner and Marriott.

7.6 Partial Invalidity. If any of the provisions in this Agreement shall be declared invalid by a final and non-appealable order, decree or judgment of any court, this Agreement shall be construed as if such provision(s) had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either the Owner or Marriott.

7.7 Interpretation No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

7.9 Notices. Any notice, statement or demand required to be given under this Agreement shall be in writing and be, and at the option of the party giving notice, (i) personally delivered (including delivery by a recognized overnight courier service), (ii) transmitted by postage prepaid certified mail addressed or (iii) transmitted by facsimile, as follows:

To the Owner.

DiamondRock Hospitality Company

10400 Fernwood Road

Bethesda, Maryland 20817

Attention: General Counsel

To Marriott:

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Attention: General Counsel

With copy to:

Venable LLP

1800 Mercantile Bank and Trust Building

2 Hopkins Plaza

Baltimore, Maryland 21201

Attention: James D. Wright, Esquire

or to such other addresses as Marriott or the Owner shall designate in the manner herein provided. Any such notice shall be deemed to have been given on (x) the date of receipt by the party to which such notice is addressed at the designated address if delivered personally to the party to which such notice was addressed, or (y) the day three (3) days after it shall have been posted if transmitted by certified mail, whichever shall first occur, but the time period for any response thereto or action in connection therewith shall not commence to run until actual receipt by any employee of the recipient at the designated address or rejection or inability to deliver such notice. The Owner and Marriott each agree that upon giving of any notice, it shall use its best efforts to advise the other by telephone that a notice has been sent hereunder. Such telephonic advice shall not, however, be a condition to the effectiveness of notice hereunder.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MARRIOTT:

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Michael E. Dearing
	Name:	Michael E. Dearing
	Title:	Vice President

OWNER:

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ Michael D. Schecter
	Name:	Michael D. Schecter
	Title:	General Counsel